Exhibit (a)(1)(G)

EPICOR SOFTWARE CORPORATION

Notice to Holders of Equity Awards

April 26, 2011

Dear Equity Award Holder:

On April 4, 2011, Epicor Software Corporation (“Epicor”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Eagle Parent, Inc. (“Parent”) and Element Merger Sub, Inc., a wholly owned subsidiary of Parent (“Purchaser”). Parent and Purchaser are affiliates of Apax Partners, L.P. and Apax Partners LLP

In accordance with the terms of the Merger Agreement, on April 11, 2011, Purchaser launched a cash tender offer pursuant to an Offer to Purchase, dated April 11, 2011 (as amended or supplemented, the “Offer to Purchase”), and the related Letter of Transmittal (as amended or supplemented, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) to purchase all outstanding shares of common stock, par value $0.001 per share, of Epicor, at a purchase price of $12.50 per share, net to the seller in cash without interest and less any applicable withholding taxes. Whether or not the Offer is consummated, subject to certain conditions described in the Offer to Purchase, Purchaser will merge with and into Epicor with Epicor continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”). A copy of the Offer to Purchase and the Letter of Transmittal are included with this letter. You are strongly advised to read any amendments to the Offer available at no charge on the SEC’s website at www.sec.gov, or from the Information Agent or Dealer Manager named in the Offer to Purchase.

The Offer and withdrawal rights will expire at midnight, Los Angeles time, on Friday, May 6, 2011, unless the Offer is extended or earlier terminated.

You are receiving this letter because you hold restricted shares of Epicor common stock (“Restricted Shares”) or options (“Options”) to purchase shares of Epicor common stock (collectively, the “Equity Awards”), granted under one or more of the following plans (the “Plans”):

•	Epicor 2007 Stock Incentive Plan

•	Epicor 2005 Stock Incentive Plan

•	Epicor 1999 Nonstatutory Stock Option Plan

•	Platinum Software Corporation Nonqualified Stock Option Plan – 1998

•	Platinum Software Corporation Nonqualified Stock Option Plan – 1997

•	Platinum Software Corporation Nonqualified Stock Option Plan – 1996

•	Epicor Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan – 1994

•	Epicor Nonqualified Stock Option Plan – 1993

This notice provides information about how your Equity Awards will be treated in connection with the Offer and the Merger. For purposes of this Notice, the term “Trigger Date” means:

(i)	With respect to Equity Awards granted under the Plans other than the 1993 and 1994 Plan, the Offer Closing (as such term is defined in the Merger Agreement), which

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generally refers to the business day following the expiration of the Offer to the extent Epicor common stock tendered in the Offer is accepted for payment; and

(ii)	With respect to Equity Awards granted under the 1993 and 1994 Plans, the Effective Time (as such term is defined in the Merger Agreement), which generally refers to the date of the Merger.

Treatment of Restricted Shares

Pursuant to the Merger Agreement, Restricted Shares will become fully vested immediately prior to the applicable Trigger Date in accordance with the vesting provisions of the applicable Plan and Equity Award agreement. Restricted Shares granted pursuant to the Management Incentive Plan and Performance Based Restricted Stock Awards will vest at target levels, which will result in the forfeiture of Restricted Shares granted in excess of target level under 2011 Performance Based Restricted Stock Awards. Each holder of an outstanding Restricted Share has the right to tender (or direct the Company to tender on his or her behalf) such shares in the Offer. Please note that if you tender shares subject to the 2011 Performance Based Restricted Stock Awards, and the Offer Closing occurs, you will not receive payment for the shares granted in excess of target level. Any Restricted Shares not tendered will be cancelled at the Effective Time in consideration for $12.50 in cash, less applicable tax withholding; but you will not receive payment for the 2011 Performance Based Restricted Awards shares granted in excess of target level.

If you have unvested Restricted Shares, these Restricted Shares are currently held by Epicor on your behalf. You may direct Epicor to tender these Restricted Shares in the Offer by completing the instruction form attached hereto as Exhibit A. The deadline for submitting the instruction form is May 4, 2011 at 5:00 p.m., Pacific Time. If you do not provide Epicor with timely instructions to tender your Restricted Shares, such Restricted Shares (other than 2011 Performance Restricted Stock Award shares in excess of target level which will be forfeited) will be cancelled at the Effective Time in exchange for a payment of $12.50 per share, without interest and less any applicable tax withholding.

The Epicor board of directors recommends that you accept the Offer and tender all of your shares into the Offer.

Treatment of Options

Pursuant to the Merger Agreement, all Options that are outstanding and unexercised immediately prior to the applicable Trigger Date will be cancelled in consideration for the right to receive a cash payment promptly following the Trigger Date equal to the excess, if any, of $12.50 per share over the per share exercise price of the Option, multiplied by the number of shares subject to the Option, without interest and less applicable tax withholding.

You always have the right to exercise your options, to the extent exercisable. If you wish to exercise your exercisable Options, you may do so by executing an exercise notice and paying the exercise price set forth in your Option agreement(s), in which case you will become the owner of the purchased shares of Epicor common stock. Generally, you must pay the exercise price in cash or by check, but please refer to your Option agreements(s) for more information. If you hold shares of Epicor common stock upon the exercise of your options, you will have the right to tender your shares in accordance with the terms and conditions of the Offer.

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Please note that if the exercise price of your Options is greater than $12.50 (the per share consideration payable to holders of Epicor common stock in the Offer and the Merger), you will realize no benefit by exercising your Options prior to the Trigger Date.

Certain U.S. Tax Implications.

The following discusses certain U.S. federal income tax consequences under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to certain holders of Options and Restricted Shares as a result of the Offer and the Merger. This discussion is general in nature and is not a substitute for tax advice from your tax advisor. You should consult your own tax advisor as to the specific tax implications to you of the Offer or the Merger, as applicable, with respect to your Options and Restricted Shares, including the applicability and effect of federal, state, local and foreign tax laws. Your federal, state, local and foreign tax consequences will depend upon your unique circumstances.

To the extent you exercise incentive stock options between the date of this Notice and the Trigger Date, your receipt of the cash consideration in connection with the Offer or Merger, as applicable, will be a disqualifying disposition of the shares of Epicor common stock underlying the incentive stock option. Upon the disqualifying disposition, you generally will recognize ordinary income equal to the excess, if any, of (A) the lesser of (i) the fair market value of the shares of Epicor common stock purchased at the time you exercise the incentive stock option, or (ii) the amount you realize for the shares of Epicor common stock disposed of in the Offer or Merger, as applicable, over (B) the aggregate exercise price you paid for those shares. Such income generally will not be subject to withholding of applicable U.S. federal and state income taxes or employment withholding taxes. However, such income will constitute wages, and you will be responsible for paying the resulting applicable U.S. federal and state income taxes. Any additional gain or loss generally will be short-term capital gain or loss. Note that if you hold incentive stock options, income received in this transaction in exchange for cancellation of such options that are not exercised will be subject to withholding of applicable U.S. federal and state income taxes and employment withholding taxes.

To the extent you exercise nonqualified stock options between the date of this Notice and the Trigger Date, you will recognize ordinary income equal to the excess, if any, of (A) the fair market value of those shares of Epicor common stock purchased at the time of exercise over (B) the aggregate exercise price paid for those shares. If you were an employee on the date of your Option grant, such income will constitute wages subject to withholding of applicable federal and state income and employment withholding taxes. Any additional gain or loss will generally be short-term capital gain or loss.

The vesting of Restricted Shares immediately prior to the Trigger Date will result in recognition of ordinary income per share equal to the difference between $12.50 and the tax basis of such shares. The income will be subject to withholding of applicable income and employment taxes for employees.

If you have any questions or, if at any time after you submit the instruction form, you wish to make any changes, including the withdrawal of you Restricted Shares, please contact John D. Ireland, at Epicor at (949) 585-4000.

Very truly yours,

EPICOR SOFTWARE CORPORATION
John D. Ireland
Senior Vice President and General Counsel

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Notice to Investors

This letter is neither an offer to purchase nor a solicitation of an offer to sell securities. Purchaser and Parent filed a tender offer statement on Schedule TO with the SEC. Investors and Epicor shareholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 filed by Epicor with the SEC, and any amendments thereto, because they contain important information. These documents are available at no charge on the SEC’s website at www.sec.gov, from the Information Agent and Dealer Manager named in the tender offer materials. Epicor’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer.

Additional Information and Where to Find It.

In connection with the potential transaction referred to in this letter, Epicor has filed a preliminary proxy statement with the SEC related to the approval of the merger agreement by Epicor’s stockholders. Additionally, Epicor will file other relevant materials with the SEC in connection with the proposed acquisition of Epicor by Purchaser and Parent pursuant to the terms of the merger agreement. The preliminary proxy statement and other materials to be filed by Epicor with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and stockholders also may obtain free copies of the proxy statement from Epicor by contacting Epicor’s Investor Relations using the contact information stated above. Investors and security holders of Epicor are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

Epicor and its respective directors, executive officers and other members of their management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of Epicor’s stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Epicor’s executive officers and directors in the solicitation by reading Epicor’s proxy statement for its 2010 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the preliminary proxy statement and other relevant materials which may be filed with the SEC in connection with the merger when and if they become available. Information concerning the interests of Epicor’s participants in the solicitation, which may, in some cases, be different than those of Epicor’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.

IRS Circular 230 Disclaimer

To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein.

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Exhibit A

RESTRICTED SHARE

TENDER ELECTION FORM

Your election on this form will instruct Epicor Software Corporation, Inc. ( “Epicor”), as holder of record of restricted shares of Epicor common stock (“Restricted Shares”) on your behalf, to tender vested Restricted Shares on your behalf in connection with the offer by Element Merger Sub, Inc. (“Purchaser”) and Eagle Parent, Inc. (“Parent”) to purchase all outstanding shares of Epicor common stock at a purchase price of $12.50 per share, net to the seller in cash without interest and less any applicable withholding taxes, pursuant to the terms and conditions of the Offer to Purchase, dated April 11, 2011 (as amended or supplemented, the “Offer to Purchase”), and the related Letter of Transmittal (as amended or supplemented, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”)

Epicor is requesting instructions as to whether you wish us to tender any or all of the Restricted Shares held of record by Epicor on your hehalf, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal. If you do not send instructions to Epicor, Epicor will not tender your shares. The Epicor board of directors recommends that you tender your shares into the Offer.

Epicor is the holder of record of Restricted Shares held on your behalf. A tender of such Restricted Shares can be made only by Epicor as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Restricted Shares held by Epicor for your account.

Payment Terms and Conditions: Payment for your vested Restricted Shares will be made through Epicor payroll following the closing of the Offer. Please note that if you tender shares subject to the 2011 Performance Based Restricted Stock Awards, and the Offer Closing occurs, shares granted in excess of target level will be forfeited and you will not receive payment for the shares granted in excess of target level (you will also not receive payment for these shares if you do not tender and the transaction is completed).

PLEASE RETURN THIS FORM NO LATER THAN 5:00 PACIFIC TIME, MAY 4, 2011 BY E-MAIL TO                      @epicor.com

EPICOR CURRENTLY HOLDS              RESTRICTED SHARES ON YOUR BEHALF

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INSTRUCTIONS

The undersigned hereby instruct(s) Epicor to tender to Purchaser the number of Restricted Shares indicated below or, if no number is indicated, all Restricted Shares held by Epicor for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES BEING TENDERED HEREBY:              RESTRICTED SHARES*

*  Unless otherwise indicated, it will be assumed that all Restricted Shares held by us on your behalf are to be tendered.

My signature below confirms that I authorize implementation of the above instructions. I understand that the election that I have made pursuant to this form is irrevocable.

Print Name:

Signed:                              Date:             , 2011

IMPORTANT: DEADLINE FOR COMPLETION AND SUBMISSION OF FORM:

This form must be completed and returned ON OR BEFORE May 4, 2011, at 5:00 p.m., Pacific Time. If a properly completed election form is not received by that date, your Restricted Shares will not be tendered in the Offer and instead will be cancelled in exchange for the Offer consideration pursuant to the terms of the Agreement and Plan of Merger dated April 4, 2011, by and between Epicor, Parent and Purchaser.

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